UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2018

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8383 Wilshire Blvd., Suite 750 Beverly Hills, California 90211
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 598-7113

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As of February 13, 2018, Barfresh Food Group, Inc. (“Barfresh” or the “Company”) has entered into definitive agreements with several of its large shareholders and management, led by Unibel, the parent company of Fromageries Bel, known as Bel Group, for a private placement of convertible notes for gross proceeds of $4.1 million.

The closing shall be no later than five (5) business days after receipt of notice from the Company that it has achieved certain milestones establishing significant sales to national accounts. One milestone is that the Company shall have entered into a material agreement or series of related agreements with a national account for the sale of its products into approximately 1,000 new locations. The other milestone is that the Company shall have entered into a material agreement or series of related agreements with a national account for the sale of its products into approximately 2,500 new locations. Upon achievement of the first milestone, 60% of the principal amount of the convertible notes will be available to the Company, with the balance of 40% upon achievement of the second milestone. The Company intends to use the proceeds from this financing to fund the manufacture of inventory, to purchase equipment, and for general corporate purposes.

The convertible notes are unsecured and have (i) a two-year term, (ii) a 10% annual coupon to be paid in cash or stock at the Company’s discretion at a conversion price equal to 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the payment date, but in no event lower than sixty cents ($0.60) per share of Common Stock. The investor’s may elect to convert their principal into common stock at a conversion price equal to the lower of: (i) $0.88 per share of Common Stock, or (ii) 85% of the average closing bid prices of the Common Stock over the twenty (20) consecutive trading day period immediately preceding the date of investor’s election to convert; but in no event lower than $0.60 per share of Common Stock.

Investors also received warrant coverage of 25% of the number of shares that would be issuable upon a full conversion of the principal amount at an average of the twenty consecutive trading day period immediately preceding the applicable closing date. If any principal amount remains outstanding after the one-year anniversary of the closing, investors will be granted an additional warrant with identical terms. The warrants are exercisable for a period of three years for cash at the greater of 120% of the closing price or $0.70 per share of common stock.

Registered broker dealers received a cash placement agent fee equal to 3% of the offering amount equal to an aggregate of $42,750 and 3% warrant coverage. The placement agent warrants are identical to the investor warrants. If the notes are converted by the investors to common stock, the placement agents will receive an additional 5% cash fee and an additional 5% warrant coverage on the converted amount.

Item 3.02 Unregistered Sales of Equity Securities

The disclosures set forth in Item 1.01 are incorporated herein by this reference. The issuance of these securities is exempt from registration pursuant to Rule 506(b) of Regulation D, promulgated under the Securities Act of 1933, as amended, on the basis that the offering was a private offering limited to accredited investors and involved no general solicitation or advertising.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press release dated February 14, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc., a Delaware corporation (Registrant)

Date: February 14, 2018	By:	/s/ Joseph S. Tesoriero
Joseph S. Tesoriero
	Its:	Chief Financial Officer